Exhibit 99.1

Settlement in InfoSpace Securities Class Action Litigation

Court Issues Order Granting Preliminary Approval of Settlement

BELLEVUE, Wash. (February 18, 2004) – InfoSpace, Inc. (NASDAQ: INSP) today announced that the United States District Court for the Western District of Washington has issued an order granting preliminary approval of a settlement of the In Re InfoSpace, Inc. Securities Litigation class action. The preliminary settlement calls for payment of $34.3 million to the class by the Company’s insurance carriers, without any payment by InfoSpace or the other defendants, and for dismissal of the action with prejudice. Infospace has denied and continues to deny any and all allegations of wrongdoing in connection with this matter, but believes that given the uncertainties and cost associated with litigation, the settlement is in the best interests of the Company and its stockholders.

The settlement is conditioned on final court approval after notice to the plaintiff class and expiration of the time for appeal from any order of the Court approving the settlement. There can be no assurance that the final settlement will be obtained.

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About InfoSpace, Inc.

InfoSpace, Inc. (NASDAQ:INSP) is a diversified technology and services company that develops Internet and wireless solutions for a wide range of customers. InfoSpace Search & Directory provides Web search and online directory products that help users find the information they need while creating opportunities for merchants. InfoSpace Mobile develops infrastructure, tools and applications that enable carriers and content providers to efficiently develop and deliver mobile data services across multiple devices. InfoSpace Payment Solutions enables merchants to authorize, settle and manage electronic transactions via its IP-based payment gateway, Authorize.Net.

More information can be found at http://www.infospaceinc.com.

CONTACT:

Nancy Bacchieri

V.P. – Communications

(425) 201-8722

nancy.bacchieri@infospace.com

This release contains forward-looking statements regarding the InfoSpace class action litigation that are subject to certain risks and uncertainties and actual results may differ materially from those in the forward-looking statements. Factors that could affect actual results include conditions to completion of the settlement, many of which are outside of InfoSpace’s control, and the inherent uncertainty of proposed settlements, litigation and appeals. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. A more detailed description of certain factors that could affect InfoSpace’s actual results include, but are not limited to, those discussed in InfoSpace’s most recent Quarterly Report on Form 10-Q, in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.